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SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT

Under
The Securities Act of 1933

PEOPLES ENERGY CORPORATION
(Exact name of issuer as specified in charter)

Illinois	36-2642766
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

130 East Randolph Drive
Chicago, Illinois 60601
(Address of Principal Executive Offices)

Peoples Energy Corporation
Long-Term Incentive Compensation Plan
(Full title of the plan)

PETER H. KAUFFMAN
Assistant General Counsel and Secretary
Peoples Energy Corporation
130 East Randolph Drive
Chicago, Illinois 60601
Telephone (312) 240-4347
(Name, address and telephone number of agent for service)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be Registered	Proposed maximum Offering Price per Unit(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of registration fee

Common Stock(1) Without par value	2,500,000 Shares	$40.04	$100,100,000	$25,025

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, this Registration Statement also registers such indeterminate number of additional shares as may be issuable under the plan in connection with share splits, share dividends or similar transactions.
(2)
Estimated solely for the purpose of calculating the registration fee and, pursuant to Rule 457(h) under the Securities Act of 1933, as amended, based on the average high and low sale prices of the Common Stock, without par value, reported on the New York Stock Exchange on May 30, 2001, pursuant to Rule 457(c) and (h).

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

    This Registration Statement on Form S-8 is being filed solely to register additional securities.

Item 3.  Incorporation of Certain Documents by Reference.

    The following documents filed by the Registrant with the Securities and Exchange Commission (the "Commission") are incorporated in this Registration Statement by reference:

  1.
  The Form S-8 Registration Statement Nos. 33-33482 filed on February 23, 1990 and 33-63193 filed on October 4, 1995, both relating to the Peoples Energy Corporation Long-term Incentive Compensation Plan.

  2.
  The description of the Registrant's common stock without par value (the "Common Stock"), contained in the Registrant's Registration Statement on Form 8-A filed on May 2, 1996, as amended by the Registrant's Registration Statement on Form 8-A/A Amendment No. 1 filed on October 18, 1999.

  3.
  The Annual Report of the Registrant on Form 10-K for the fiscal year ended September 30, 2000.

  4.
  The Quarterly Reports of the Registrant on Form 10-Q for the quarters ended December 31, 2000 and March 31, 2001.

  5.
  The Current Report on Form 8-K of the Registrant filed on May 24, 2001.

  5.
  The definitive Proxy Statement of the Registrant dated December 28, 2000, in connection with the Annual Meeting of Shareholders held on February 23, 2001.

    All documents filed with the Commission by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), subsequent to the effective date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 5.  Interests of Named Experts and Counsel.

    The statements as to matters of law and legal conclusions under the following headings in the Prospectus have been reviewed by Peter Kauffman Assistant General Counsel and Secretary and an Officer of the Registrant, and are stated upon the authority of such counsel: "Description of Plan" (except for statements under the sub-heading of "General" regarding the application of ERISA and the description of Options as not being "statutory") and "Description of Stock". Mr. Kauffman owns, or holds options for, shares of Common Stock of the Registrant having a fair market value as of the date hereof in excess of $50,000.

Item 6.  Indemnification of Directors and Officers

    Under the Registrant's Articles of Incorporation no director of the Registrant will be liable to the Registrant or to the shareholders of the company for monetary damages for breach of fiduciary duty as a director, provided that a director will still be liable (i) for any breach of the director's duty of loyalty to the Registrant or its shareholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of the law, (iii) under Section 8.65 of the Illinois Business Corporation Act of 1983, as amended, or (iv) for any transaction from which the director derived an improper personal benefit. The Articles of Incorporation and the By-Laws do not eliminate

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or limit the liability of a director of the Registrant before March 3, 1995. Any repeal or modification of such provisions by the shareholders of the company shall not adversely affect any right or protection of a director of the company existing at the time of such repeal or modification.

    The Registrant's Articles of Incorporation and By-Laws also provide that the Registrant will indemnify, to the fullest extent permitted under the laws of the State of Illinois and any other applicable laws, any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including, without limitation, an action by or in the right of the Registrant), by reason of the fact that he or she is or was a director, officer or employee of the Registrant, or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership joint venture, trust, employee benefit plan or other enterprise against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding. Expenses incurred by such a director, officer or employee in defending a civil or criminal action, suit or proceeding will be paid by the Registrant in advance of the final disposition of such action, suit or proceeding to the fullest extent permitted under the laws of the State of Illinois and any other applicable laws. The rights provided by or granted by the Articles of Incorporation and the By-Laws are not exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled.

    The foregoing provisions regarding indemnification and advancement of expenses provided will also apply to a person who has ceased to be a director, officer or employee and to the heirs, executors and administrators of that person.

Item 8.  Exhibits

    The exhibits listed below are filed herewith and made a part hereof.

Exhibit Number	Description of Document
4	Peoples Energy Corporation Long-Term Incentive Compensation Plan (As amended and restated effective February 25, 2000).
5a	Opinion of Peter Kauffman, Assistant General Counsel and Secretary for the Registrant.
5b	Opinion of Sidley Austin Brown & Wood tax counsel for the Registrant.
23a	Consent of Arthur Andersen LLP.
23b	Consent of Peter Kauffman, Assistant General Counsel and Secretary for the Registrant, is contained in the opinion of counsel filed as Exhibit 5a.
23c	Consent of Sidley Austin Brown & Wood is contained in the opinion of counsel filed as Exhibit 5b.

Item 9.  Undertakings

(a)
The undersigned registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

      (i)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered

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  (if the dollar value of securities offered would not exceed that which was offered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Fee" table in the effective registration statement;

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

    Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

    (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given a copy of the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

    (d) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, as amended, Peoples Energy Corporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on May 30, 2001.

PEOPLES ENERGY CORPORATION
By:	/s/ J. M. LUEBBERS J. M. Luebbers Vice President, Chief Financial Officer and Controller

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Names/Signatures	Title	Date

/s/ RICHARD E. TERRY Richard E. Terry	Chairman and Chief Executive Officer	May 30, 2001
/s/ JAMES R. BORIS James R. Boris	Director	May 30, 2001
/s/ WILLIAM J. BRODSKY William J. Brodsky	Director	May 30, 2001
/s/ PASTORA SAN JUAN CAFFERTY Pastora San Juan Cafferty	Director	May 30, 2001
/s/ HOMER J. LIVINGSTON Homer J. Livingston	Director	May 30, 2001
/s/ LESTER H. MCKEEVER Lester H. McKeever	Director	May 30, 2001
/s/ THOMAS M. PATRICK Thomas M. Patrick	Director	May 30, 2001
/s/ THOMAS M. PATRICK Richard P. Toft	Director	May 30, 2001
/s/ ARTHUR R. VELASQUEZ Arthur R. Velasquez	Director	May 30, 2001

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EXHIBITS INDEX

    The exhibits listed below are filed herewith and made a part hereof.

Exhibit Number	Description of Document
4	Peoples Energy Corporation Long-Term Incentive Compensation Plan (As amended and restated effective February 25, 2000).
5a	Opinion of Peter Kauffman, Assistant General Counsel and Secretary for the Registrant.
5b	Opinion of Sidley Austin Brown & Wood, tax counsel for the Registrant
23a	Consent of Arthur Andersen LLP.
23b	Consent of Peter Kauffman, Assistant General Counsel and Secretary for the Registrant, is contained in the opinion of counsel filed as Exhibit 5a.
23c	Consent of Sidley Austin Brown & Wood is contained in the opinion of counsel filed as Exhibit 5b.

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INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
SIGNATURES
EXHIBITS INDEX